Exhibit 3.1i

Certificate of Amendment to Articles of Incorporation. Name of corporation: GILAX CORPORATION. The articles have been amended as follows: THE ARTICLES ARE HEREBY AMENDED TO CHANGE THE NAME OF THE CORPORATION, WHICH HENSEFORTH SHALL BE KNOWN AS PROVEST GLOBAL INC.

77% effective date of filing 12/1/14